UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

COLLECTORS UNIVERSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Adoption of Compensatory Arrangements of Certain Officers.

On June 1, 2009, the Compensation Committee of the Board of Directors of Collectors Universe, Inc. (the “Company”), approved a management incentive compensation program for the fiscal year ending June 30, 2010 (the “2010 Stock Incentive Program”), for its three executive officers, Michael J. McConnell, its CEO, David G. Hall, its President, and Joseph J. Wallace, its CFO (the “Participants”).  Pursuant to the 2010 Stock Incentive Program, each of the Participants will be granted shares of restricted stock pursuant to the Company’s stockholder-approved 2006 Omnibus Equity Plan.  The 2010 Stock Incentive Program has been adopted in place of a cash-based management incentive compensation plan of the type adopted by the Compensation Committee in previous years.

Set forth below is a summary of the material terms of the 2010 Stock Incentive Program.

(1)           Purposes of the Program.  The primary purposes of the Program are (i) to establish incentives that will focus management on achieving a turn-around in the Company’s financial performance in fiscal 2010, as well as providing incentives for them to remain in the Company’s employ thereafter, (ii) to reduce the maximum compensation that the Participants can earn in fiscal 2010, as compared to fiscal years 2009 and 2008, and (iii) to reduce cash outflows by paying such incentive compensation in stock, rather than cash.

(2)           Timing of Restricted Stock Grants.  The grants of restricted stock will be made only after completion or termination of the Company’s modified dutch auction tender offer, which commenced today, and pursuant to which the Company is offering to purchase, for cash, up to 1,750,000 shares of its outstanding common stock.

(3)           Shares to be Granted under 2010 Stock Incentive Program.  Shares of the Company’s common stock, with an aggregate market value of $1,160,000, will be granted under the Program to the three Participants, as follows:

Executive Officers	Value of Restricted Shares

Michael J. McConnell	$464,000
David G. Hall	$464,000
Joseph J. Wallace	$232,000
Total	$1,160,000

The aggregate number of restricted shares that will be granted under the 2010 Stock Incentive Program to each Participant will be determined by dividing the amount set forth opposite his name in the above table by the average of the closing prices of the Company’s shares, as reported by NASDAQ, during the earlier to commence of the following periods: (i) forty (40) trading days preceding the date of grant or (ii) ten (10) trading days preceding the commencement of the dutch auction tender offer referenced above.

(3)           Vesting.  Vesting of 75% of the restricted shares will be contingent on the Company’s achievement of a financial performance goal, measured on the basis of its operating income, for fiscal 2010 (the “Performance-Contingent Shares”).  If the Company achieves the financial performance goal established under the Program, then (i) one-third of the Performance-Contingent Shares will vest at that time, provided that the Participant is still in the service of the Company at the end of fiscal 2010, (ii) another one-third of the Performance-Contingent Shares will vest one (1) year thereafter, provided the Participant is still in the service of the Company at that time, and (iii) the final one-third of the Performance-Contingent Shares will vest two (2) years thereafter, provided the Participant is still in the service of the Company at that time.  If the financial performance goal is not satisfied, however, then none of the Performance-Contingent Shares will vest and all of them will be cancelled.  Vesting of the other 25% of the shares will be contingent on the continued service of the Participant for one (1) year following the date of grant, except for 25% of the shares to be granted to the CFO, the vesting of which will not be contingent.

The foregoing summary does not contain all of the terms of the 2010 Stock Incentive Program.  A more detailed description of the Program will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2009 and the foregoing summary is qualified by reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: June 2, 2009	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer